Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SPRINGBIG

Capitalized terms used and not defined herein or in the Current Report on Form 8-K to which this Exhibit 99.2 relates (this “Current Report on Form 8-K”) have the meanings given to them in the Proxy Statement/Prospectus.

The following discussion and analysis of SpringBig’s financial condition and results of operations should be read in conjunction with SpringBig’s consolidated financial statements and notes to those statements. The discussion should be read together with the historical audited annual statements for the years ended December 31, 2021 and 2020, and the related notes that are included elsewhere in this Current Report on Form 8-K and the unaudited interim statements for the three months ended March 31, 2022 and 2021, and the related notes that are included elsewhere in this Current Report on Form 8-K. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SpringBig’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Forward-Looking Statements” and “Risk Factors” in other parts of this of Current Report on Form 8-K and in the Proxy Statement/Prospectus.

“SpringBig,” “the Company,” “we,” “us” or “our” refer to SpringBig, Inc. and its subsidiaries, unless the context otherwise requires.

Forward Looking Statements

All statements other than statements of historical facts contained in this report, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations, objectives, and financial needs.

Overview

SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. Since our inception in 2016, we have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing and advertising channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email marketing solutions drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle amplifies growth, ultimately expanding SpringBig’s reach, strengthening our value proposition.

SpringBig serves approximately 1,300 brand and retailer clients across more than 2,400 distinct retail locations in North America. Our clients distribute almost 2 billion messages annually, and in the last year more than $7 billion of gross merchandise value (“GMV”) was accounted for by clients utilizing our platform. Revenue grew by 58% in 2021 and our growth has continued into 2022 with 22% growth in revenues in the quarter ended March 31, 2022 compared with the same quarter last year. We have an excellent track record of securing and retaining our clients with our value proposition, which we measure by our “net revenue retention rate.” When evaluating our retention rates and calculating our net revenue retention rate, SpringBig calculates the average recurring monthly revenue from retail clients, adjusted for losses, increases and decreases in monthly subscriptions during the prior twelve months divided by the average recurring monthly subscription revenue over the same trailing twelve-month period. Our net revenue retention rate was 128% in 2020, 110% in 2021 and 107% for the twelve months ending March 31, 2022, stemming from SpringBig’s high-caliber products and through delivering excellence in client service.

What SpringBig Does

We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our retailer and brand clients (to which we refer as “clients” and their end-user customers as “customers” or “consumers”).

Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and they auto-renew on expiry. Within the terms of a subscription, a client receives a pre-determined quantum of communication credits, and we invoice the client if the pre-determined credit amount is exceeded in any month. The fees for such excess use are set forth in the client’s subscription agreement. Excess use revenue accounted for 30% and 20% of revenue for the quarters ended March 31, 2021 and 2022, respectively. We expect excess use revenue as a percentage of recurring subscription revenue to decrease as customers scale and progress to higher subscription tiers over their lifetime.

We also generate revenue by empowering brands with direct access to consumers via marketing campaigns and a brand platform. Our recently introduced brand platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics. Pricing for the brands platform is either structured on a bulk-pay basis or as a monthly subscription.

Factors Affecting Our Performance

Overall Economic Trends

The overall economic environment and related changes to consumer behavior have a significant impact on our business. Overall, positive conditions in the broader economy promote consumer spending on marketplaces and our customers’ products, while economic weakness, which generally results in reduced consumer spending, may have a negative impact on our customers’ sales, which in turn may impact our revenue.

Growth and Retention of Customers
Our revenue grows primarily through acquiring and retaining customers and expanding relationships with customers over time, increasing the revenue per customer. We have historically been able to attract, retain and grow relationships with customers as a result of the Company’s comprehensive product suite, differentiated loyalty programs, consistent communications with customers, and reliable customer service. Our annual net revenue retention was 128% in 2020, 110% in 2021 and 107% for the twelve months ending March 31, 2022. See “—Key Operating and Financial Metrics” for a further discussion of net revenue retention rate.

Regulation and Maturation of Cannabis Markets

We believe that we will have significant opportunities for greater growth as more jurisdictions legalize cannabis for medical and/or adult use and the regulatory environment continues to develop. We intend to explore new expansion opportunities as additional jurisdictions legalize cannabis for medical or adult use and leverage our existing business model to enter new markets. We believe our understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we sustain via our best-in-class product offerings. Further, a change in U.S. federal regulations could result in our ability to engage in additional outlets, including the fintech, payments and e-commerce space.

We expect competition to intensify in the future as the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, which may encourage new participants to enter the market, including established companies with substantially greater financial, technical and other resources than existing market participants.

Brand Recognition and Reputation

We believe that maintaining and enhancing our brand identity and our reputation is critical to maintaining and growing our relationships with customers and to our ability to attract new customers.

We believe our platform’s scale and strong customer loyalty market themselves; however, we implement a variety of marketing efforts to attract the remaining retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.

Negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, customers or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Given our high visibility, we may be more susceptible to the risk of negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.

We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. If our brand promotion activities are not successful, our operating results and growth may be adversely impacted.

Key Operating and Financial Metrics

We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

	Quarter ended March 31,
	2021	2022
	(dollars in thousands)
Revenue	5,209	6,364
Net Loss	(1,118)	(2,866)
EBITDA	(1,113)	(2,718)

Number of retail clients	890	1,475
Net revenue retention	112%	107%
Number of messages (million)	394	436

For a reconciliation of net loss to EBITDA, see “—EBITDA,” below.

Revenue

We generate revenue from the sale of monthly subscriptions that provide retail clients with access to an integrated platform through which they can manage loyalty programs and communications with their consumers. We also generate additional revenue from these retail clients when the quantum of messages sent to consumers exceeds the amounts in the subscription package. The subscriptions generally have twelve-month terms (which typically are not subject to early termination without a cancellation fee payable by the client), are payable monthly, and automatically renew for subsequent and recurring 12-month periods unless notice of cancellation is provided in advance. The cancellation terms are generally the same for both the initial and renewal periods unless the parties have otherwise agreed. We have additional ancillary offerings which range in price and terms and also offer a subscription to our brands clients.

The Company’s revenue growth is generally achieved through a mix of new clients, clients upgrading their subscriptions (as new clients will frequently enter into a relatively low level of subscription (with respect to the size of such client’s database (and the number of their customers on such database) and/or the number of pre-determined communication credits)), which frequently occurs shortly after such a client initially becomes a client, and the excess use element of revenues. Given this combination, and particularly the tendency for clients to upgrade soon after becoming a client, the Company does not actively monitor revenue split between new and existing clients, preferring to use the split between subscription and excess use in combination with net dollar retention and the number of clients as key metrics, as described below.

Other Key Operating Metrics

The growth in our revenues is a key metric at this stage in our development as a company and therefore to provide investors with additional information, we have disclosed in the table above the number of our retail clients, and our net revenue retention rate. We also disclose the number of messages distributed by our clients through the SpringBig platform as this is a key metric of client usage and a determinant of revenue. We regularly review the key operating and financial metrics set forth above to evaluate our business, our growth, assess our performance and make decisions regarding our business. We believe these key metrics are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be helpful in evaluating the state and growth of our business.

Number of Retail Clients. We disclose in the table above the number of clients of the business at the end of the relevant period. We view the number of clients as an important metric to assess the performance of our business because an increased number of clients drives growth, increases brand awareness and helps contribute to our reach and strengthening our value proposition.

Net Revenue Retention. We believe that the growth in the use of our platform by our clients is an important metric in evaluating our business and growth. We monitor our dollar-based net revenue retention rate on a rolling basis to track the maintenance of revenue and revenue-increasing activity growth.

We view a net revenue retention rate exceeding 100% as positive because this is indicative of increasing revenue without including the impact of the initial recurring revenue from new clients during the month in which they are on-boarded. We believe that we can drive this metric by continuing to focus on existing clients and by revenue-increasing activities, such as client upgrades.  For more information on how we calculate net revenue retention, see “Key Operating and Financial Metrics—Other Key Operating Metrics—Net Revenue Retention” starting on page 234 of the Proxy Statement/Prospectus.

Number of Messages Sent. We believe that the volume of messages sent, measured in standardized message size, is important as it indicates the frequency of use of our platform by our clients.

EBITDA

To provide investors with additional information regarding our financial results, we have disclosed EBITDA, which is a non-GAAP financial measure that we calculate as net income before interest, taxes, depreciation and amortization.

We present EBITDA because this is a key measures used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors, and is widely used by analysts, investors and competitors to measure a company’s operating performance.

EBITDA has limitations, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP, including net loss, which we consider to be the most directly comparable GAAP financial measure. Some of these limitations are:

•
although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA does not reflect tax payments that may represent a reduction in cash available.

Because of these limitations, you should consider EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

A reconciliation of net loss to non-GAAP EBITDA is as follows:

	Quarter ended March 31,
	2021	2022
	(dollars in thousands)
Net Loss	(1,118)	(2,866)
Interest income	(1)	—
Interest expense	—	89
Depreciation expense	6	59
EBITDA	(1,113)	(2,718)

Components of Our Results of Operations

Revenue

SpringBig provides its retail customers with access to an integrated platform that provides all the functions of the Company’s proprietary software, which uses proprietary technology to send text or email messages to the customer’s contacts. This access is provided to customers under a contract, with revenue generated from monthly fixed fees for credits (up to set amount) and optional purchases of additional credits. The Company also generates revenue through the customers’ purchasing the use of the Company’s software. Such purchases include a certain amount credits that the customer can utilize over a period of six to twelve months.

Cost of Revenue

Cost of revenue primarily consists of amounts payable to distributors of messages on behalf of the Company’s customers across cellular networks and integrations. We expect our cost of revenue to continue to increase on an absolute basis but that as a percentage of revenue it is expected to decline slightly as we scale our business.

Gross Profit and Gross Margin

Gross profit is calculated by taking revenue less cost of revenue. Gross profit is generally impacted by revenues and the cost of revenue being correlated with revenue. Gross margin is defined as gross profit as a percentage of revenue.

Selling, Servicing and Marketing Expenses

Selling, servicing and marketing expenses consist of salaries, benefits, travel expense and incentive compensation for our sales, servicing and marketing employees. In addition, sales, servicing and marketing expenses include business acquisition marketing, events cost, and branding and advertising costs. We expect our sales, servicing and marketing expenses to increase on an absolute basis as we enter new markets and continue to scale our business. Over the longer term, we expect sales, servicing and marketing expense to reduce as a percentage of revenue, however, we may experience fluctuations in some periods as we enter and develop new markets or have large one-time marketing projects.

Technology and Software Development Expenses

Technology and software development costs consist of salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software, but these are limited in quantum as we are constantly and regularly making enhancements to our technology platform and do not consider appropriate to be capitalized. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. We believe that continued investment in our platform is important for our growth and expect our technology and software development expenses will increase in absolute terms but we expect the expense to reduce as a percentage of revenue as our operations grow.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related benefit costs for our employees involved in general corporate functions including our senior leadership team as well as costs associated with the use by these functions of software and facilities and equipment, such as rent, insurance, and other occupancy expenses. General and administrative expenses also include professional and outside services related to legal and other consulting services. General and administrative expenses are primarily driven by increases in headcount required to support business growth and meeting our obligations as a public company.

Results of Operations

The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of net sales for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of Quarters Ended March 31, 2021 and 2022

	Quarter Ended March 31,		Change
	2021	2022	($)	(%)
	(dollars in thousands)
Revenue	5,209	6,364	1,115	22%
Cost of revenue	1,594	1,843	249	16%
Gross profit	3,615	4,521	906	25%
Operating expenses:
Selling, servicing and marketing	2,071	2,943	872	42%
Technology and software development	1,551	2,637	1,086	70%
General and administrative	1,106	1,659	553	50%
Depreciation expense	6	59	53	883%
Total operating expenses	4,734	7,298	2,564	54%
Loss from operations	(1,119)	(2,777)	(1,658)	148%
Interest income	1	—
Interest expense	—	(89)
Net Income before taxes	(1,118)	(2,866)	(1,748)	156%
Provision for income taxes	—	—
Net Loss	(1,118)	(2,866)	(1,748)	156%

Total revenue increased by $1.2 million, or 22% for the quarter ended March 31, 2022 compared to the same period in 2021.

The number of retail clients increased by 66% from 890 at March 31, 2021 to 1,475 at March 31, 2022.

Subscription revenue from retail clients was $4.7 million for the quarter ended March 31, 2022, representing an increase of $1.4 million, or 43% compared with the same period in 2021. Excess use revenue reduced by $0.3 million, or 17%, compared with the same period in 2021 as a result of clients having upgraded to higher subscription levels (and, accordingly, incurring fewer excess use fees during the quarter ended March 31, 2022).

The Company’s net revenue retention rate was 107% for the twelve months ending March 31, 2022, with the ratio continuing to exceed 100% as a result of subscription upgrades exceeding the value of lost subscriptions.

SpringBig’s revenue growth has not yet been significantly impacted by the legislation adopted in 2020 and 2021 in New Jersey, Connecticut and New York, as there tends to be a lag between the adoption of legislation and significant revenue generation for the Company.

Cost of Revenue

Cost of revenue increased by $0.2 million, or 16%, for the quarter ended March 31, 2022, compared to the same period in 2021. The increase was primarily due to increasing volume in communications distributed by clients, with total messages in the quarter ending March 31, 2022 of 436 million being 42 million or 11% higher than in the same period last year. The percentage increase in cost of revenue is lower than our revenue growth over the same period and therefore our gross margin percentage increased from 69% for the quarter ended March 31, 2021 to 71% for the same period in 2022, or by 2%.

Operating Expenses

SpringBig continues to prioritize revenue growth while ensuring expenses are managed in an appropriate manner to ensure we are able to handle the growth with appropriate personnel, infrastructure and processes and also ensuring net loss is maintained within an acceptable range.

Selling, servicing and marketing expenses increased by $0.9 million, or 42%, for the quarter ended March 31, 2022, compared to the same period in 2021. As we continue to scale the business, we have continued to increase the scale of the sales, service and marketing operation, including by increasing employee headcount in those areas. In March 2021, we had a total of 72 employees in these functional areas, as compared to 103 employees in March 2022, an increase of 43% in headcount in our sales, service and marketing operations. We also increased our marketing activity to build and enhance our branding and have added additional expense in implementing sales and marketing automation tools across the organization.

Technology and software development expenses increased by $1.1 million, or 70%, for the quarter ended March 31, 2022, compared to the same period in 2021. We have increased the number of employees in these areas from 43 at March 2021 to 53 at March 2022, and, in addition, we experienced additional expense arising from the use of contract developers. Technology and software development expenses were 41% of revenue in the quarter to March 2022.

General and administrative expenses increased by $0.6 million, or 50%, for the quarter ended March 31, 2022, compared to the same period in 2021 due to additional rent expense, including the expansion of our office in Toronto, higher personnel-related costs as we increased headcount and we also incurred increases in professional services expenses.

Depreciation expenses primarily consist of depreciation on computer equipment, furniture and fixtures, leasehold improvements, and amortization of purchased intangibles. Depreciation expenses increased to $59,000 for the quarter ended March 31, 2022 compared to $6,000 in the same period in 2021.

Interest Income (Expense)

Interest expense was $89,000 in the quarter ended March 31, 2022 due to interest payable on the convertible notes issued in February 2022. In the quarter ended March, 2021 we earned interest income of $6,000 on cash balances held by the company.

Liquidity and Cash flow

On February 25, 2022, SpringBig entered into convertible notes with two existing shareholders in aggregate for a principal sum of $7.0 million. On the closing of the proposed business combination with Tuatara Capital Acquisition Corporation, the outstanding principal balance of the convertible notes becomes due and payable and will be satisfied by the issuance to the note holders of common shares of New SpringBig issuable under an agreement entered into under the applicable PIPE subscription agreements.

We believe that the balance of cash, which was $6.8 million as of March 31, 2022, will be sufficient to satisfy our operating cash requirements over the next twelve months and beyond.

As of March 31, 2022, the majority of our cash was held for general corporate purposes.

During the quarter ending March 31, 2022 our cash increased by $4.5 million compared with a cash decrease of $1.3 million in the same quarter last year.

	Quarter ended March 31,
	2021	2022
	(dollars in thousands)
Net cash used in operating activities	(1,151)	(2,399)
Net cash used in investing activities	(164)	(73)
Net cash provided by financing activities	—	7,006
Net increase (decrease) in cash	(1,315)	4,543

Cash used in operating activities consists primarily of net loss adjusted for certain non-cash items, including depreciation and amortization, non-cash stock compensation expenses and the effect of changes in working capital and other activities.

Net cash used in operating activities was $2.4 million for the quarter ended March 31, 2022. This amount primarily consisted of a net loss of $2.9 million offset by a $0.4 million reduction in accounts receivable.

SpringBig ordinarily does not have significant non-cash items impacting the net income (loss) therefore there is a reasonably close correlation between net income (loss) and cash from operating activities, although short-term movements in working capital can impact any particular period.

SpringBig has insignificant capital expenditure needs and, in the quarters ended March 31, 2021 and 2022, incurred expenditure of $42,000 and $73,000 respectively.

The only material cash provided by financing activities was $7.0 million in February 2022 from the issuance of convertible notes.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with revenue recognition, software development costs, income taxes and equity-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see Note 1 of the notes to our consolidated financial statements included elsewhere in this Current Report on Form 8-K and in the Proxy Statement/Prospectus for additional information regarding recent accounting pronouncements.

Revenue Recognition

The Company has adopted ASC 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Software Development Costs

We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. In practice, we have not capitalized any material software development costs since expenditures are deemed to be outside of the scope of those required to be capitalized in accordance with ASC 350-40.

Quantitative and Qualitative Disclosures about Market Risk

We have operations within the United States and limited operations with customers located in Canada, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Fluctuation Risk

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Emerging Growth Company Status

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Section 107 of the JOBS Act provides that any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use this extended transition period under the JOBS Act.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K and in the Proxy Statement/Prospectus for additional information regarding recent accounting pronouncements.